Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Yatra Online, Inc.

1101-03, 11th Floor, Tower-B

Unitech Cyber Park

Sector 39, Gurgaon, Haryana 122002, India

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 16, 2019, to the Board of Directors of Yatra Online, Inc. (“Yatra”), as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of Yatra’s Financial Advisor” and “The Merger—Opinion of Yatra’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Yatra and Ebix, Inc. (“Ebix”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Ebix (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

January 17, 2020